Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2004 FOURTH QUARTER NET INCOME OF $1.7 BILLION
AFTER MERGER AND CONFORMING ACCOUNTING CHARGES OF $650 MILLION

•	REPORTED EPS of $0.46 per share and OPERATING EPS of $0.64 per share(1)

•	INVESTMENT BANK — Improved Trading Results, Strong Investment Banking Fees

•	RETAIL — Growth in Consumer Accounts, Deposits and Loans; Weakness in Home Finance

•	CARD SERVICES — Growth in Loans and Charge Volume

•	ASSET & WEALTH MANAGEMENT — Strong Results Driven by Net Inflows and Equity Markets

•	PRIVATE EQUITY — Strong Gains

•	CREDIT QUALITY & CAPITAL RATIOS — Remain Strong, Tier 1 Ratio 8.7%

New York, January 19, 2005 - JPMorgan Chase & Co. (NYSE: JPM) today reported 2004 fourth quarter net income of $1.7 billion, or $0.46 per share, compared to net income of $1.9 billion, or $0.89 per share, for the fourth quarter of 2003. Current period results include $650 million in after-tax charges, or $0.18 per share, comprised of merger costs of $324 million and charges of $326 million to conform accounting policies, reflecting the merger with Bank One Corporation (“the Merger”) completed on July 1, 2004. Excluding these charges, operating earnings would have been $2.3 billion, or $0.64 per share. Prior year reported results do not include Bank One. Refer to the “Merger and other financial information” section of this press release for additional information concerning the Merger.

William B. Harrison, Jr., Chairman and Chief Executive Officer commented, “Operating results for the fourth quarter improved from the third quarter, but still reflected mixed performance. The Investment Bank generated strong investment banking fees and saw a moderate improvement in trading results. Card Services and Asset & Wealth Management generated double-digit earnings growth, and Private Equity gains were strong. In Retail Financial Services the branch business continued to experience good annual growth in accounts and deposits, which was more than offset by a decline in the prime production and servicing business of Home Finance.”

James Dimon, President and Chief Operating Officer commenting on merger integration said, “Merger integration continues to progress well and we are on track to achieve the $3 billion of estimated annual cost saves; headcount was reduced by over six thousand since year-end 2003, conversion of Bank One’s credit card portfolio was completed, other systems conversions are on schedule and the firm is prepared for large scale conversions in 2005 and 2006. We have essentially completed the strategic review of all of our businesses. We sold our $4 billion manufactured home loan portfolio, substantially reduced our auto lease originations, sold the majority of our third party private equity investments and subsequent to year-end sold our $2 billion recreational vehicle portfolio.”

Investor Contact:	Ann Borowiec	Media Contact:	Joe Evangelisti
	(212) 270-7318		(212) 270-7438

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In the discussion of the business segments below, information is presented on an operating basis1. Operating basis excludes the after-tax impact of litigation charges taken in the second quarter of 2004, merger costs, and conformance of accounting policies. In the case of Card Services, operating basis excludes the impact of credit card securitizations. For more information about operating basis, as well as other non-GAAP financial measures used by management, see Note 1 below.

The following discussion compares the fourth quarter of 2004 to the fourth quarter of 2003. Unless otherwise indicated, results for the 2003 fourth quarter are JPMorgan Chase (h-JPMC) on a standalone basis. The proforma combined historical lines of business information present the new business segments of the company as if these segments had existed as of the earliest date indicated and reflect (i) the firm’s new business segments and (ii) purchase accounting adjustments, reporting reclassifications and management accounting policy changes. For further information regarding the proforma combined historical financial information, including reconciliation to JPMorgan Chase GAAP financial information, see information furnished pursuant to Regulation FD by JPMorgan Chase on Form 8-K dated October 1, 2004, as amended on October 20, 2004 and January 19, 2005. In management’s view, the proforma combined historical financial results provide investors with information to enable them to understand better the underlying dynamics of each of the lines of business. For a description of the firm’s business segments, see Note 2 below.

INVESTMENT BANK (IB)

Operating Results - IB		4Q03 h-JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$3,201	$303	10%	($115)	(3%)
Provision for Credit Losses	(173)	68	28	223	56
Noninterest Expenses	2,390	589	33	461	24
Operating Earnings	$660	($149)	(18%)	($497)	(43%)

Discussion of Historical Results:
Operating earnings were $660 million, down 18% from the prior year. Results were positively affected by the Merger, offset by higher levels of compensation expense and reduced benefit from credit costs.

Revenues of $3.2 billion were up 10%. Investment banking fees of $1.1 billion increased 29%, reflecting continued strong levels of underwriting and advisory fees. Fixed Income Markets revenues of $1.5 billion were up 11% and rebounded from disappointing third quarter results. Equity Markets revenues of $243 million were down 24% due to reduced portfolio management trading results. Credit Portfolio revenues of $348 million were down 4%, reflecting lower revenues from tightening spreads, partially offset by the Merger.

The provision for credit losses was a benefit of $173 million compared to a benefit of $241 million in the prior year. The reduced benefit was attributable to ongoing but moderating improvement in the credit quality of the loan portfolio.

Expenses of $2.4 billion were up 33% due to increased compensation costs and the Merger. The increase in compensation expense reflected changes to incentive compensation accruals in both periods to recognize full year financial performance, changes in business mix and prevailing labor markets.

Discussion of Proforma Combined Results:
Operating earnings were $660 million, down 43% from the prior year. Results reflected a 24% increase in expenses, primarily from higher compensation expenses, and a reduced benefit from credit costs. In addition, lower net interest income from declining loan balances and reduced equities markets results negatively affected revenues. These declines were partially offset by higher investment banking fees.

Revenues of $3.2 billion were down 3%, or $115 million. Credit Portfolio revenues of $348 million were down 29%, reflecting lower net interest income and lending fees from reduced loan balances and

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commitments. Equity Markets revenues of $243 million decreased 30%, or $103 million, due to a decline in portfolio management results for the quarter. Fixed Income Markets revenues of $1.5 billion were down marginally from the prior year and rebounded from disappointing third quarter results. Investment banking fees of $1.1 billion increased 17% due to the continued strength in advisory fees, up 55%, and debt underwriting fees, up 21%.

The provision for credit losses was a benefit of $173 million, compared to a $396 million benefit last year. The reduced benefit was attributable to ongoing but moderating improvement in the credit quality of the loan portfolio.

Expenses of $2.4 billion were up 24%, driven by higher compensation costs. The increase in compensation expense reflected changes to incentive compensation accruals in both periods to recognize full year financial performance, changes in business mix and prevailing labor markets. Non-compensation expenses were up 2% from the prior period, primarily reflecting technology investments.

     Other Highlights Include:

•	Investment banking fees represent the best quarterly results since 2000.

•	Improved to #2 in Global Announced M&A (#1 in U.S.) and advised on 7 of the top 10 transactions in 2004.

•	Improved to #6 from #14 in U.S. IPOs.

•	Average loans down 6% to $47.7 billion from $50.9 billion in the prior year, but up 4% from $45.8 billion in the prior quarter.

•	Allowance for loan losses to average loans was 3.87%, with nonperforming assets of $1.2 billion down 49% from the prior year.

•	Announced agreement to form a partnership with Cazenove Group to combine each firm’s UK investment banking business. JPMorgan Cazenove will be the UK market’s number one corporate broker and M&A house and a leading provider of equity and debt underwriting.

RETAIL FINANCIAL SERVICES (RFS)

Operating Results - RFS		4Q03 h- JPMC		4Q03 Proforma(1)
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$3,545	$1,823	106%	($121)	(3%)
Provision for Credit Losses	78	6	8	(607)	(89)
Noninterest Expenses	2,215	1,045	89	(72)	(3)
Operating Earnings	$775	$470	154%	$346	81%

(1)	The fourth quarter 2003 proforma results included a provision for credit losses of $415 million ($257 million after tax) associated with the mark to market of the legacy Bank One brokered home equity loans .

Discussion of Historical Results:
Operating earnings were $775 million compared to $305 million in the prior year. Year over year growth was driven primarily by the Merger, but also reflected growth in loan and deposit balances and in margin and fee income on deposit products. These positive factors were offset by a drop in prime mortgage production and mortgage servicing rights (“MSR”) risk management revenue.

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The quarterly results included the impact of several significant items, as follows:

($ in millions)	Pre-Tax
· Realized losses on the sale of securities used for risk management of the MSR asset taken due to hedge repositioning	($90)
· Net benefit from the sale of manufactured home loan portfolio	95
· Market value adjustments on mortgage loans transferred to held-for-sale in the Home Finance business	(52)

Total revenue increased to $3.5 billion, up from $1.7 billion. Net interest income of $2.7 billion increased from $1.3 billion, benefiting from the Merger, wider spreads on deposit products, and growth in retained loan and core deposit balances. Noninterest revenue of $893 million increased from $388 million due to the Merger and higher deposit-related fees. Both components of total revenue included losses of $187 million associated with hedging the MSR asset (including the security losses noted above), declines related to lower prime mortgage originations, and the transfer of loans to held-for-sale.

The provision for credit losses totaled $78 million, compared to $72 million last year. The impact of the Merger was largely offset by a release of allowance for loan losses resulting from the sale of the manufactured home loan portfolio and continued positive credit quality trends in the auto finance business.

Expenses rose to $2.2 billion from $1.2 billion, primarily due to the Merger.

Home Finance operating earnings were $239 million, compared to $238 million last year. Operating earnings for the Prime Production & Servicing segment were ($56) million. Results reflected losses of $187 million associated with MSR risk management activities, which included losses of $90 million realized on the sale of AFS securities due to hedge repositioning. The remaining $97 million of losses were the result of market driven updates to the MSR valuation model and changes in market rates that resulted in a difference in performance between the MSR asset and the associated hedges. Results of this segment also reflected a decrease in prime mortgage production revenue, which was partially offset by lower expenses. Earnings for the Consumer Real Estate Lending segment increased to $295 million. Growth was largely due to the Merger, but also reflected higher retained loan balances and a release of allowance for loan losses associated with the sale of the $4 billion manufactured home loan portfolio. Results also included the mark to market loss of $52 million on the reclassification of adjustable rate mortgage loans to held-for-sale. Sale of these loans is expected in 2005.

Consumer & Small Business operating earnings totaled $430 million, up from $12 million last year. While growth largely reflected the Merger, the business also benefited from deposit growth and wider spreads.

Auto & Education Finance operating earnings were $84 million, up from $53 million last year primarily due to the Merger. Total revenue of $364 million included a $25 million charge to cover higher than expected lease residual losses. Results also benefited from a $35 million release of allowance for loan losses reflecting favorable credit trends in the auto loan portfolio.

Insurance operating earnings totaled $22 million on net revenues of $173 million. The increase over the prior year was almost entirely due to the Merger.

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Discussion of Proforma Combined Results:
Operating earnings were $775 million, up from $429 million in the prior year. Prior year results included $415 million of pre-tax net market value write-downs on legacy Bank One brokered home equity loans deemed non-core and reclassified to held-for-sale. Excluding this non-core result, operating earnings increased 13% to $775 million, up from $686 million in the prior year. Performance reflected growth in loan and deposit balances, higher margin and fee income on deposit products, and lower prime mortgage originations. The Consumer Real Estate Lending and Consumer & Small Business operating segments drove earnings growth. Both the Prime Production & Servicing and Auto Finance segments experienced declines in operating results.

The quarterly results included the impact of several significant items, as follows:

($ in millions)	Pre-Tax
· Realized losses on the sale of securities used for risk management of the MSR asset taken due to hedge repositioning	($90)
· Net benefit from the sale of manufactured home loan portfolio	95
· Market value adjustments on mortgage loans transferred to held-for-sale in the Home Finance business	(52)

Total revenue decreased to $3.5 billion, down $121 million, or 3%, from the prior year. Net interest income was relatively flat at $2.7 billion. This reflected reduced mortgage warehouse and investment security balances, largely offset by growth in retained loans and core deposits as well as wider spreads on deposit balances. Noninterest revenue of $893 million was $77 million, or 8% lower than the prior year. Both components of total revenue included losses of $187 million associated with hedging the MSR asset (including the security losses noted above), declines related to lower prime mortgage originations and the transfer of loans to held-for-sale, as well as higher deposit-related revenue.

The provision for credit losses totaled $78 million, down from $685 million in the prior year. The prior year provision included $415 million associated with the mark-to-market of the legacy Bank One brokered home equity loans that were sold in 2004. Excluding these market value adjustments, the provision for credit losses dropped $192 million, driven by the release of allowance for loan losses resulting from the sale of the manufactured home loan portfolio and continued good credit quality trends in the auto finance business.

Expenses decreased to $2.2 billion, down 3% or $72 million, demonstrating expense savings in nearly all businesses despite ongoing investments in the retail banking distribution network.

Home Finance operating earnings totaled $239 million, down 16% from $286 million in the prior year. Operating earnings for the Prime Production & Servicing segment were a loss of $56 million, down $168 million. Results reflected losses of $187 million associated with MSR risk management activities, which included losses of $90 million realized on the sale of AFS securities due to hedge repositioning. The remaining $97 million of losses were the result of market driven updates to the MSR valuation model and changes in market rates that resulted in a difference in performance between the MSR asset and the associated hedges. Results of this segment also reflected a decrease in prime mortgage production revenue. Earnings for the Consumer Real Estate Lending segment increased to $295 million, up $121 million. This reflected a release of allowance for loan losses associated with the sale of the $4 billion manufactured home loan portfolio as well as an increase in retained loans. Results also

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included the mark to market loss of $52 million on the reclassification of adjustable rate mortgage loans to held-for-sale. Sale of these loans is expected in 2005.

     Other Highlights Include:

•	Mortgage loan originations of $32 billion were down 27% from $44 billion in the prior year and down 5% from $34 billion in the prior quarter.

•	Mortgage loans serviced increased 9% to $562 billion from $516 billion.

•	Average mortgage loans retained increased 10% to $45 billion from $40 billion; period end mortgage loans were $43 billion.

•	Average home equity loans increased 23% to $70 billion from $57 billion.

•	Nonperforming assets declined 41% to $844 million from $1.4 billion.

•	Net charge-off rate was 0.17%, down from 0.57%, excluding charge-offs associated with the manufactured home portfolio and non-core portfolio actions in 2003.

Consumer & Small Business operating earnings totaled $430 million, up from $292 million. Total revenue of $2.1 billion increased 11%, reflecting deposit growth and wider spreads. Expenses of $1.4 billion were down 1% primarily due to cost savings initiatives, but included continued investments in distribution.

     Other Highlights Include:

•	Number of branches increased by 106 from the prior year to 2,508.

•	Number of ATMs increased by 325 from the prior year to 6,650.

•	Average core deposits increased to $148 billion, up 7% from the prior year.

•	Checking accounts grew by 67,000 to 8.2 million during the quarter and by 563,000 during the year.

Auto & Education Finance operating earnings were $84 million, down 5%. Total revenue of $364 million was down $57 million, or 14%, reflecting a continued competitive operating environment that contributed to narrower spreads on new loans and reduced origination volumes, and a $25 million charge to cover higher than expected lease residual losses. The provision for credit losses declined to $59 million primarily due to a reserve release of $35 million attributable to favorable credit trends.

     Other Highlights Include:

•	Average loan receivables were $54 billion, up 3% from $52 billion in the prior year and 2% from $53 billion in the prior quarter.

•	Average lease receivables declined 26% from $11 billion to $8 billion over the past year.

•	The net charge-off rate dropped to 0.65% from 0.86%.

Insurance operating earnings totaled $22 million, up from $20 million in the prior year, on net revenues of $173 million.

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CARD SERVICES (CS)

Operating Results - CS		4Q03 h- JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$3,830	$2,215	137%	$93	2%
Provision for Credit Losses	1,735	943	119	(66)	(4)
Noninterest Expenses	1,282	728	131	(20)	(2)
Operating Earnings	$515	$342	198%	$119	30%

Discussion of Historical Results:
Operating earnings of $515 million increased $342 million from the prior year primarily due to the Merger. Excluding the impact of the Merger, earnings benefited from lower expenses and a lower managed provision for credit losses, partially offset by lower spread.

Total revenue of $3.8 billion increased $2.2 billion. Net interest income of $2.9 billion increased $1.6 billion primarily due to the Merger, partially offset by modest spread compression. Noninterest income of $917 million increased $597 million primarily due to the Merger.

The managed provision for credit losses of $1.7 billion increased $943 million primarily due to the Merger, partially offset by lower provision. Managed credit ratios remained strong, benefiting from reduced contractual and bankruptcy charge-offs. The managed net charge-off ratio for the quarter was 5.24%. The 30-day managed delinquency ratio was 3.70%.

Expenses of $1.3 billion increased $728 million, primarily related to the Merger. Excluding the impact of the Merger, expenses were down due to lower compensation expense.

Discussion of Proforma Combined Results:
Operating earnings of $515 million increased $119 million, or 30%, from the prior year. Higher loan balances, increased charge volume, and lower managed provision for credit losses were the primary drivers of the increase in earnings.

Total revenue of $3.8 billion increased $93 million, or 2%. Net interest income of $2.9 billion increased $77 million, or 3%, due to higher loan balances and the acquisition of a private label portfolio. This was partially offset by lower loan spread, which was driven by lower penalty fees and modest spread compression. Noninterest income of $917 million increased $16 million, or 2%, due to higher charge volume, which generated increased interchange income. This was partially offset by higher volume-driven payments to partners and rewards expense.

The managed provision for credit losses of $1.7 billion decreased $66 million, or 4%. This decrease was due to lower provision and losses partially offset by the acquisition of a private label portfolio. Managed credit ratios remained strong, benefiting from reduced contractual and bankruptcy charge-offs. The managed net charge-off ratio for the quarter declined to 5.24% from 5.48% in the prior year and increased from 4.88% in the prior quarter due to seasonally higher losses. The 30-day managed delinquency ratio was 3.70%, down from 4.21% in the prior year and 3.81% in the prior quarter due to improved credit quality.

Expenses of $1.3 billion decreased $20 million, or 2%. A decrease in compensation expenses and a modest decrease in marketing expense were partially offset by increased expense resulting from the acquisition of a private label portfolio and volume-based processing expenses.

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     Other Highlights Include:

•	Net interest income as a percentage of average managed loans was 8.79%, down 17 basis points, driven by lower penalty fees and modest spread compression.

•	Average managed loans increased $6.2 billion, or 5%, to $131.8 billion.

•	Charge volume increased $6.4 billion, or 9%, to $75.3 billion.

•	Merchant processing volume increased $16.7 billion, or 14%, to $135.9 billion, and total transactions increased by 528 million, or 13%, to 4.5 billion.

•	Managed net charge off ratio declined to 5.24% from 5.48% reflecting an overall improvement in credit quality.

•	Successful conversion of the remaining 80% of the Bank One portfolio to the Total Systems processing platform.

COMMERCIAL BANKING (CB)

Operating Results - CB		4Q03 h- JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$885	$545	160%	$34	4%
Provision for Credit Losses	21	31	N/M	(12)	(36)
Noninterest Expenses	451	254	129	0	0
Operating Earnings	$254	$165	185%	$29	13%

Discussion of Historical Results:
Operating earnings were $254 million, an increase of $165 million from the prior year, primarily due to the Merger.

Revenues were $885 million, an increase of $545 million, primarily due to the Merger. In addition, net interest income of $623 million was positively affected by higher deposit balances and spreads, partially offset by lower lending-related revenue. Noninterest income of $262 million was positively affected by higher investment banking fees, partially offset by lower service charges on deposits, which often decline as interest rates rise.

Provision for credit losses was $21 million for the quarter, an increase from a net benefit of $10 million in the prior year. Net charge-offs for the quarter were $45 million, or 0.35% of average loans, and increased primarily due to the Merger.

Expenses increased $254 million to $451 million, primarily related to the Merger.

Discussion of Proforma Combined Results:
Operating earnings were $254 million, an increase of $29 million, or 13%, from the prior year, primarily resulting from increased net interest income and improved credit quality.

Revenues were $885 million, an increase of $34 million, or 4%. Net interest income was $623 million, an increase of $27 million, or 5%, due to increased deposit balances and spreads, partially offset by lower lending-related revenue. Noninterest income was $262 million, up $7 million, or 3%, primarily resulting from higher investment banking fees, partially offset by lower service charges on deposits, which often decline as interest rates rise.

Provision for credit losses was $21 million, a decrease of $12 million, or 36%, reflecting the improvement in credit quality compared to the prior year. Net charge-offs for the quarter were $45 million or 0.35% of average loans; nonperforming loans decreased $348 million, or 40%, from the prior year.

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Expenses of $451 million were flat compared to the prior year.

     Other Highlights Include:

•	Average deposits increased 11% to $67 billion.

•	Average loan balances of $50 billion were up 3% from the prior year.

•	Nonperforming loans declined to $527 million, down 40% from $875 million.

•	Allowance for loan losses to average loans was 2.62%.

TREASURY & SECURITIES SERVICES (TSS)

Operating Results - TSS		4Q03 h- JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$1,413	$433	44%	$143	11%
Noninterest Expenses	1,146	345	43	129	13
Operating Earnings	$145	$22	18%	$16	12%

Discussion of Historical Results:
Operating earnings for the quarter were $145 million, an increase of $22 million, or 18%. Prior year results include an after-tax gain of $22 million on the sale of an Institutional Trust Services’ business. Excluding this one-time gain, operating earnings increased $44 million, or 44%. Both net revenue and noninterest expense increased primarily as a result of the Merger, the acquisition of Bank One’s Corporate Trust business in November 2003, and the acquisition of Electronic Financial Services (EFS) in January 2004.

TSS net revenue improved 44% to $1.4 billion from $980 million. Excluding the one-time gain on sale of a business, net revenues increased 50%. This revenue growth reflected the benefit of the Merger and the acquisitions noted above and improved product revenues across TSS. Net interest income grew to $471 million from $236 million as a result of a change in the corporate deposit pricing methodology in 2004, average deposit balance growth of 57% to $150 billion, and wider deposit spreads. Growth in fees and commissions was driven by a 20% growth in assets under custody to $9.1 trillion as well as new business growth in securities lending, global equity products, clearing, ACH, and trade. Partially offsetting these improvements were lower service charges on deposits, which often decline as interest rates rise.

Treasury Services net revenue grew to $642 million, Investor Services to $454 million and Institutional Trust Services to $317 million. TSS firmwide net revenue grew 63% to $2.0 billion from $1.2 billion. TSS firmwide net revenues include Treasury Services net revenue recorded in other lines of business.

Credit reimbursement to the Investment Bank was $43 million compared to a credit from the Investment Bank of $5 million in the prior year principally due to the Merger and a change in methodology. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

Non-interest expense totaled $1.1 billion compared to $801 million reflecting the Merger and the acquisitions noted above, upfront transition expenses related to on-boarding new custody and fund accounting clients, legal, and technology-related expenses.

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Discussion of Proforma Combined Results:
Operating earnings for the quarter were $145 million, an increase of $16 million, or 12%. Prior year results included an after-tax gain of $22 million on the sale of an Institutional Trust Services’ business. Excluding this one-time gain, operating earnings increased $38 million, or 36%. Both net revenue and noninterest expense increased as a result of the acquisition of Electronic Financial Services (EFS) in January 2004.

TSS net revenue improved 11% to $1.4 billion from $1.3 billion. Excluding the one-time gain on sale of a business, net revenues increased 15%. This revenue growth reflected the benefit of the EFS acquisition. Net interest income grew by $118 million, or 33%, resulting from wider deposit spreads and an increase in average deposit balances of 30% to $150 billion. Growth in fees and commissions was driven by a 20% increase in assets under custody to $9.1 trillion as well as new business growth in securities lending, global equity products, clearing, ACH, and trade. Partially offsetting these improvements were lower service charges on deposits, which often decline as interest rates rise.

Treasury Services net revenue grew 22% to $642 million, Investor Services grew 15% to $454 million and Institutional Trust Services declined 9% to $317 million. Excluding the gain on the sale of a business in the prior year, Institutional Trust Services net revenues grew 2% to $317 million. TSS firmwide net revenue grew 9% to $2.0 billion from $1.8 billion. TSS firmwide net revenues include Treasury Services net revenue recorded in other lines of business.

Credit reimbursement to the Investment Bank was $43 million compared to $54 million in the prior year. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

Non-interest expense totaled $1.1 billion compared to $1.0 billion reflecting the EFS acquisition noted above, upfront transition expenses related to on-boarding new custody and fund accounting clients, legal, and technology-related expenses.

     Other Highlights Include:

•	Total average deposits were $150 billion, an increase of 30%.

•	Assets under custody increased to $9.1 trillion, up 20%.

•	Corporate Trust Securities under administration were $6.6 trillion, an increase of 4%.

•	Announced the acquisition of Vastera on January 7, 2005, a leading provider of global trade management solutions, which will be combined with Treasury Services’ existing Logistics and Trade Services businesses.

ASSET & WEALTH MANAGEMENT (AWM)

Operating Results - AWM		4Q03 h- JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$1,310	$465	55%	$121	10%
Provision for Credit Losses	(21)	(57)	NM	(58)	NM
Noninterest Expenses	919	271	42	75	9
Operating Earnings	$263	$157	148%	$64	32%

Discussion of Historical Results:
Operating earnings were $263 million, up $157 million from the prior year, primarily due to the Merger. In addition, performance was driven by increased revenue and decreased provision for credit losses, partially offset by higher compensation expense.

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Total revenue was $1.3 billion, up $465 million, primarily due to the Merger. In addition, fees and commissions increased due to net asset inflows, global equity market appreciation and higher performance fees, slightly offset by lower brokerage activity. Net interest income increased due to higher deposit product balances.

The provision for credit losses was a benefit of $21 million, a decrease of $57 million due to improvement in credit quality.

Expenses increased to $919 million, up $271 million, due to the Merger and increased compensation expense primarily related to incentives.

Discussion of Proforma Combined Results:
Operating earnings were $263 million, up 32%, or $64 million, from the prior year. Performance was driven by increased revenues and decreased provision for credit losses, partially offset by higher compensation expense.

Revenues were $1.3 billion, up 10%, or $121 million. Fees and commissions were up 13% to $952 million due to net customer inflows, global equity market appreciation and higher performance fees, slightly offset by lower brokerage activity. In addition, net interest income was up 18% to $288 million, benefiting from higher deposit product balances.

Provision for credit losses was a benefit of $21 million, a decrease of $58 million, primarily due to improvement in credit quality.

Expenses of $919 million increased 9%, or $75 million, reflecting increased compensation expenses due to performance-based incentives.

     Other Highlights Include:

•	Pre-tax margin(4) was 31% compared to 26% in the prior year.

•	Completed the acquisition of a majority interest in Highbridge Capital in December.

•	Assets under Supervision were $1.3 trillion, an increase of 11%.

•	Assets under Management were $791 billion, an increase of 6%, inclusive of $7 billion from the acquisition of a majority interest in Highbridge Capital Management.

•	Not reflected in Assets under Management is the Firm’s 43% equity interest in American Century, whose Assets under Management were $98 billion at quarter-end, compared with $87 billion as of the fourth quarter of 2003 .

•	Loans were up 10% to $26 billion.

•	Deposits were up 31% to $43 billion.

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CORPORATE

Operating Results - Corporate		4Q03 h- JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	($223)	($391)	NM	$4	2%
Provision for Credit Losses	—	48	NM	48	NM
Noninterest Expenses	460	373	429%	(14)	(3)
Operating Earnings	($296)	($555)	NM	($89)	(43%)

Discussion of Historical Results:
Operating earnings were a loss of $296 million, down from earnings of $259 million in the prior year. Corporate includes the firm’s treasury activity, private equity business, and other corporate revenue and expense items.

Noninterest income of $444 million was up $222 million from the prior year due to securities and private equity gains and the Merger. Securities and private equity gains of $584 million were up $416 million from the prior year primarily driven by increased private equity gains that benefited from stronger equity market conditions.

Net interest income was negative $667 million compared to negative $54 million in the prior year. The decline was driven primarily by actions and policies adopted in conjunction with the Merger.

Corporate noninterest expenses were $460 million, up $373 million from the prior year, primarily due to the Merger.

Discussion of Proforma Combined Results:
Operating earnings were a loss of $296 million, compared to a loss of $207 million in the prior year.

Noninterest income was $444 million, an increase of $493 million over the prior year. Noninterest income included $77 million of securities gains from treasury investment activity, an increase of $344 million from the prior year due to losses recognized on the treasury investment portfolio in 2003. Also included in noninterest income were private equity gains of $506 million, which were $284 million higher than the private equity gains generated in the prior year due to stronger equity market conditions.

Net interest income was negative $667 million compared to negative $178 million in the prior year. The decrease was primarily driven by repositioning of the firm’s treasury investment portfolio from the prior year.

Corporate noninterest expenses were $460 million, a decrease of 3% from the prior year, primarily due to an increase in expenses allocated to other businesses partially offset by an increase in compensation expense.

JPMorgan Chase & Co.
News Release

JPMORGAN CHASE (JPMC)

Operating Results - JPMC		4Q03 h- JPMC		4Q03 Proforma
($ millions)	4Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$13,961	$5,393	63%	$159	1%
Provision for credit losses	1,643	1,042	173	(472)	(22)
Noninterest Expenses	8,863	3,605	69	559	7
Operating Earnings	$2,316	$452	24%	($12)	(1)%

Discussion of Historical Results:
Operating earnings were $2.3 billion, up $452 million, or 24%, from the prior year primarily due to the Merger.

Total revenues were $14.0 billion, up $5.4 billion, or 63%, due to the Merger. Noninterest revenues were $7.3 billion, up $2.3 billion, or 46%, from the prior year primarily due to the Merger. Additional contributing factors to the increase were higher private equity gains, up due to stronger equity market conditions, and higher fees and commissions, up due to acquisitions and increased asset management fees, which benefited from net customer inflows and global equity market appreciation. Investment banking fees also increased as a result of continued strength in debt underwriting and advisory fees. These benefits were partially offset by lower trading revenues due to reduced portfolio management results and lower service charges on deposits in the wholesale business segments. Net interest income was $6.6 billion, up $3.1 billion from the prior year primarily due to the Merger. Also contributing to the increase were higher retail loan balances, growth in consumer and wholesale deposit balances, and wider deposit spreads. These were partially offset by lower spreads on wholesale and consumer loans. Both components of total revenue were negatively affected by losses associated with hedging the MSR asset, declines related to lower prime mortgage originations, and the transfer of loans to held-for-sale.

The provision for credit losses was $1.6 billion, an increase of $1.0 billion due to the Merger. Total wholesale (includes IB, CB, AWM, and TSS) provision for credit losses was a benefit of $170 million for the quarter, compared to a benefit of $263 million in the prior year. The wholesale loan net charge-off rate was 0.21% for the quarter, compared to a net recovery rate of 0.05% in the prior year. Credit quality in the consumer (includes RFS and CS) portfolio reflected reduced bankruptcy filings and favorable delinquency trends. The managed net charge-off rate for Card Services declined to 5.24% from 5.77% in the prior year. Retail Financial Services net charge-off rate increased to 1.28% compared to 0.39% in the prior year primarily due to the Merger. The firm had total nonperforming assets of $3.2 billion at December 31, 2004, up 2% from the prior year.

Expenses of $8.9 billion were up $3.6 billion, or 69%, from the prior year. Compensation expenses of $4.2 billion drove $1.7 billion of the increase, related primarily to the Merger and to higher incentive compensation. Non-compensation expenses of $4.7 billion increased $1.9 billion primarily due to the Merger.

JPMorgan Chase & Co.
News Release

Discussion of Proforma Combined Results:
Operating earnings were $2.3 billion, down $12 million, or 1%, from the prior year. The decrease in earnings was driven by higher expenses of $559 million, partially offset by a lower provision for credit losses of $472 million.

Total revenues were $14.0 billion, up $159 million, or 1%. Noninterest revenues were $7.3 billion, up 9% from the prior year primarily affected by higher private equity gains due to stronger equity market conditions. Fees and commissions were up due to acquisitions and increased asset management fees, which benefited from net customer inflows and global equity market appreciation. Investment banking fees increased as a result of continued strength in debt underwriting and advisory fees. Credit card revenue was also up reflecting higher loan balances and charge volume, which generated increased interchange income. These benefits were partially offset by lower trading revenues due to reduced portfolio management results and lower service charges on wholesale deposits. Net interest income was $6.6 billion, down $442 million, or 6%, from the prior year. The decrease was primarily due to repositioning of the treasury investment portfolio, narrower loan spreads and lower mortgage warehouse balances, which were partially offset by higher consumer and wholesale deposit balances, wider deposit spreads, and increased consumer loan balances. Both components of total revenue were negatively affected by losses associated with hedging the MSR asset, declines related to lower prime mortgage originations, and the transfer of loans to held-for-sale.

The provision for credit losses was $1.6 billion, down 22%. Total wholesale provision for credit losses was a benefit of $170 million for the quarter, compared to a benefit of $371 million in the prior year. The wholesale loan net charge-off rate was 0.21% for the quarter, compared to a net charge-off rate of 0.18% in the prior year. Total consumer managed provision for credit losses decreased to $1.8 billion, down 27%, reflecting lower net charge-offs, lower bankruptcies, and positive delinquency trends. The managed net charge-off rate for Card Services declined to 5.24% from 5.48% in the prior year. Retail Financial Services net charge-off rate was 1.28% compared to 2.26% in the prior year. The improvement compared to the prior year reflected the run-off of higher risk, non-strategic portfolios. The firm had total nonperforming assets of $3.2 billion at December 31, 2004, down 42% from the prior year’s level of $5.6 billion.

Expenses were $8.9 billion, up $559 million, or 7%, from the prior year driven primarily by an increase in incentive compensation. Compensation expenses of $4.2 billion were up 14%, or $520 million, resulting from adjustments to accruals to recognize full year financial performance, changes in business mix and prevailing labor markets. Non-compensation expenses of $4.7 billion increased 1% due to higher technology and professional services, partially offset by lower marketing expenses and occupancy costs.

     Other Corporate Items

•	Tier 1 capital ratio was 8.7% at December 31, 2004 (estimated), 8.6% at September 30, 2004 and 8.8% at December 31, 2003.

•	During the quarter $600 million of common stock was repurchased, reflecting 15.8 million shares at an average price of $38.01 per share.

•	Headcount of 160,968 was down 6,595 since December 31, 2003.

JPMorgan Chase & Co.
News Release

Merger and other financial information

•	Merger between JPMorgan Chase & Co. and Bank One Corporation: On July 1, 2004, JPMorgan Chase and Bank One completed the merger of their holding companies. The merger was accounted for as a purchase. Accordingly, the earnings for JPMorgan Chase and Bank One are combined for all periods since completion of the merger; all other time periods on a reported basis are JPMorgan Chase only.

•	Merger saves and costs: Management continues to estimate annual merger savings of approximately $3.0 billion. Approximately two-thirds of the savings are anticipated to be realized by the end of 2005. During the fourth quarter of 2004, approximately $90 million of merger savings were realized. Total merger savings during 2004 were approximately $400 million. The total headcount of the firm has been reduced by 6,595 since December 31, 2003 and by 1,307 since September 30, 2004. Management currently estimates one-time merger costs of approximately $4.0 billion to $4.5 billion. Of this amount, approximately $1.0 billion was accounted for as purchase accounting adjustments and recorded as goodwill during the third quarter of 2004. Of the remainder of the merger costs, approximately $0.5 billion (pre-tax) was incurred in the fourth quarter of 2004 and $1.4 billion during 2004. The remaining mergers costs are expected to be incurred over the next three years.

•	Conformance of accounting policies: As part of the merger, certain accounting policies and practices were conformed, resulting in charges to income that were originally estimated to be $1.3 billion to $1.5 billion. During the third and fourth quarters these charges were approximately $1.0 billion (pre-tax). The largest impact is related to the decertification of the seller’s retained interest in credit card securitizations. During the fourth quarter of 2004 net charges of $525 million (pre-tax) were taken to conform accounting policies, of which $721 million (pre-tax) is related to the decertification of the seller’s retained interest in credit card securitizations.

JPMorgan Chase & Co.
News Release

Notes:

1.	In addition to analyzing the firm’s results on a reported basis, management reviews the line of business results on an operating basis, which is a non-GAAP financial measure. The definition of operating basis starts with the reported U.S. GAAP results. In the case of the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues that are recorded for GAAP purposes in two line items on the income statement: trading revenue, which includes the mark to market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Card Services, operating or managed basis excludes the impact of credit card securitizations on revenue, the provision for credit losses, net charge-offs and receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance of the underlying credit card loans, both sold and not sold; as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as charge-off rates) of the entire managed credit card portfolio. Operating basis excludes the litigation reserve charge taken in the second quarter of 2004, merger costs and conformance of certain accounting policies and practices, as management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends, and also do not provide meaningful comparisons with other periods. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (Fourth Quarter 2004) for a reconciliation of JPMorgan Chase’s income statement from reported to operating basis.

2.	Following the merger with Bank One, JPMorgan Chase reorganized its business segments. The Investment Bank now includes portions of Bank One’s Commercial Bank; Global Treasury has been transferred to the Corporate segment. Retail Financial Services is comprised of Chase Financial Services, excluding Card Services and Middle Market and includes Bank One’s Retail line of business and insurance activities. Card Services is the combination of Chase Card Services and Bank One Card Services. The Commercial Banking segment is comprised of Chase Middle Market, and the Middle Market portion of Bank One’s Commercial Bank. Treasury & Securities Services added Bank One’s Global Treasury Services (formerly in Commercial Bank). Asset & Wealth Management is JPMorgan Chase’s Investment Management & Private Bank plus Bank One’s Investment Management Group (excluding insurance activity). The Corporate segment is Bank One’s Corporate line of business excluding discontinued loan and lease portfolios (now in Retail Financial Services), plus JPMorgan Partners and Global Treasury.

3.	Thomson Financial market share data is proforma for the merger of JPMorgan Chase and Bank One.

4.	Pre-tax margin represents operating earnings before income taxes divided by total net revenue, which is a comprehensive measure of pre-tax performance and is another basis by which management evaluates AWM’s performance versus competitors. Pre-tax margin is an effective measure of AWM’s earnings after all costs are taken into consideration

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. retail financial services and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

JPMorgan Chase will host a meeting for the investment community today at 9:00 a.m. (Eastern Time) to review fourth quarter financial results. Investors can dial (800) 810-0294 (domestic) / (913) 981-4900 (international), or listen via live audio webcast. The webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the meeting will be available beginning at 2:00 p.m. (Eastern Time) on January 19, 2005 and continuing through 12:00 a.m. (Eastern Time) on January 29, 2005 at (888) 203-1112 (domestic) or (719) 457-0820 (international) access code 632575. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).

This earnings release/presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected and the risk that excess capital is not generated from the merger as anticipated or not utilized in an accretive manner. Additional factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the Quarterly Report on Form 10-Q for the quarters ended September 30, 2004, June 30, 2004, and March 31, 2004, and in the 2003 Annual Report on Form 10-K of JPMorgan Chase filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

			H-JPMC Only	4QTR 2004			H-JPMC Only	2004
	4QTR	3QTR	4QTR	Change		Full Year		Change
	2004	2004	2003	3Q 2004	4Q 2003	2004	2003	2003
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$12,950	$12,505	$8,106	4%	60%	$43,097	$33,384	29%
Provision for Credit Losses	1,157	1,169	139	(1)	NM	2,544	1,540	65
Noninterest Expense	9,386	9,377	5,258	—	79	34,359	21,816	57
Net Income (Loss)	1,666	1,418	1,864	17	(11)	4,466	6,719	(34)

Per Common Share:
Net Income (Loss) Per Share — Diluted	$0.46	$0.39	$0.89	18	(48)	$1.55	$3.24	(52)
Cash Dividends Declared Per Share	0.34	0.34	0.34	—	—	1.36	1.36	—
Book Value Per Share	29.61	29.42	22.10	1	34
Closing Share Price	39.01	39.73	36.73	(2)	6

Common Shares Outstanding:
Average — Diluted	3,602.0	3,592.0	2,079.3	—	73	2,850.6	2,055.1	39
Common Shares at Period-end	3,556.2	3,564.1	2,042.6	—	74

SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	6%	5%	17%	100bp	(1,100)bp	6%	16%	(1,000)bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	11	9	20	200	(900)	9	19	(1,000)
Return on Assets (“ROA”) (a) (c)	0.57	0.50	0.95	7	(38)	0.46	0.87	(41)
Tier 1 Capital Ratio	8.7	8.6	8.5	10	20
Total Capital Ratio	12.3	12.0	11.8	30	50

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,157,248	$1,138,469	$770,912	2%	50%
Wholesale Loans	135,067	132,344	75,419	2	79
Consumer Loans	267,047	261,357	139,347	2	92
Deposits	521,456	496,454	326,492	5	60
Common Stockholders’ Equity	105,314	104,844	45,145	—	133

Headcount	160,968	162,275	96,367	(1)	67

LINE OF BUSINESS EARNINGS
Investment Bank	$660	$627	$809	5	(18)	$2,948	$2,805	5%
Retail Financial Services	775	822	305	(6)	154	2,199	1,547	42
Card Services	515	421	173	22	198	1,274	683	87
Commercial Banking	254	215	89	18	185	608	307	98
Treasury & Securities Services	145	96	123	51	18	440	422	4
Asset & Wealth Management	263	197	106	34	148	681	287	137
Corporate (d)	(296)	(219)	259	(35)	NM	61	668	(91)

Total Operating Earnings	2,316	2,159	1,864	7	24	8,211	6,719	22
Reconciling Items (After-Tax):
Merger Costs	(324)	(462)	—	(30)	NM	(846)	—	NM
Litigation Reserve Charge	—	—	—	NM	NM	(2,294)	—	NM
Accounting Policy Conformity	(326)	(279)	—	(17)	NM	(605)	—	NM

Net Income (Loss)	$1,666	$1,418	$1,864	17	(11)	$4,466	$6,719	(34)

Note: Effective July 1, 2004, Bank One Corporation (“Bank One”) merged with and into JPMorgan Chase. Bank One’s results of operations are included in JPMorgan Chase’s results beginning July 1, 2004. In accordance with U.S. GAAP, the results of operations for the third and fourth quarters of 2004 each reflect three months of results of operations for the combined Firm. The results of operations for the year ended December 31, 2004, reflect six months of operations for the combined Firm. The results of operations for all other quarterly periods presented herein, and for the year ended December 31, 2003, reflect only the results of operations for heritage JPMorgan Chase.

(a)	Based on annualized amounts.

(b)	Net income applicable to common stock / Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	U.S. GAAP earnings / Total average assets

(d)	Includes Global Treasury, Private Equity, Support Units and the net effects remaining at the corporate level after the implementation of management accounting policies.

JPMORGAN CHASE & CO. PRO FORMA CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

			PRO FORMA
			COMBINED	4QTR 2004		PRO FORMA COMBINED		2004
	4QTR	3QTR	4QTR	Change		Full Year		Change
	2004	2004	2003	3Q 2004	4Q 2003	2004	2003	2003
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$12,950	$12,505	$12,495	4%	4%	$52,541	$50,681	4%
Provision for Credit Losses	1,157	1,169	808	(1)	43	2,727	3,570	(24)
Noninterest Expense	9,386	9,377	8,304	—	13	40,504	33,136	22
Net Income	1,666	1,418	2,328	17	(28)	6,544	9,330	(30)

Per Common Share:
Net Income Per Share — Diluted	$0.46	$0.39	$0.65	18	(29)	$1.81	$2.61	(31)
Cash Dividends Declared Per Share	0.34	0.34	0.34	—	—	1.36	1.36	—
Book Value Per Share	29.61	29.42	29.23	1	1
Closing Share Price	39.01	39.73	36.73	(2)	6

Common Shares Outstanding:
Average — Diluted	3,602.0	3,592.0	3,560.5	—	1	3,593.0	3,553.3	1
Common Shares at Period-end	3,556.2	3,564.1	3,520.4	—	1

SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	6%	5%	9%	100bp	(300)bp	6%	9%	(300)bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	11	9	16	200	(500)	11	16	(500)
Return on Assets (“ROA”) (a) (c)	0.57	0.50	0.84	7	(27)	0.58	0.86	(28)
Tier 1 Capital Ratio	8.7	8.6	8.8	10	(10)
Total Capital Ratio	12.3	12.0	12.3	30	—

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,157,248	$1,138,469	$1,133,713	2%	2%
Wholesale Loans	135,067	132,344	133,184	2	1
Consumer Loans	267,047	261,357	217,326	2	23
Deposits	521,456	496,454	491,486	5	6
Common Stockholders’ Equity	105,314	104,844	102,915	—	2

Headcount	160,968	162,275	167,563	(1)	(4)

LINE OF BUSINESS EARNINGS
Investment Bank	$660	$627	$1,157	5	(43)	$3,654	$3,929	(7)%
Retail Financial Services	775	822	429	(6)	81	3,279	2,633	25
Card Services	515	421	396	22	30	1,681	1,368	23
Commercial Banking	254	215	225	18	13	992	832	19
Treasury & Securities Services	145	96	129	51	12	437	454	(4)
Asset & Wealth Management	263	197	199	34	32	879	629	40
Corporate (d)	(296)	(219)	(207)	(35)	(43)	(633)	(515)	(23)

Total Operating Earnings	2,316	2,159	2,328	7	(1)	10,289	9,330	10
Reconciling Items (After-Tax):
Merger Costs	(324)	(462)	—	(30)	NM	(846)	—	NM
Litigation Reserve Charge	—	—	—	NM	NM	(2,294)	—	NM
Accounting Policy Conformity	(326)	(279)	—	(17)	NM	(605)	—	NM

Net Income	$1,666	$1,418	$2,328	17	(28)	$6,544	$9,330	(30)

(a)	Based on annualized amounts.

(b)	Net income applicable to common stock / Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	U.S. GAAP earnings / Total average assets

(d)	Includes Global Treasury, Private Equity, Support Units and the net effects remaining at the corporate level after the implementation of management accounting policies.